UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 31, 2005

Date of Report (Date of earliest event reported)

U.S.I. Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50041	13-3771733
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, NY 10510

(Address of principal executive offices)

(914) 749-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported on Form 8-K filed with the Securities and Exchange Commission on February 25, 2005, Mr. Thomas E. O’Neil resigned as Senior Vice President and Chief Operating Officer of the Company on February 24, 2005. In connection with the resignation, the Company and Mr. O’Neil have entered into a separation agreement and a new employment agreement (together, the “Agreements”). The Agreements are entered into on March 31, 2005 and the separation agreement is effective as of 7 days from March 31, 2005. Under a new employment agreement, effective as of February 24, 2005, Mr. O’Neil will serve as a sales professional for the Company’s New York operating unit. Under the Agreements, Mr. O’Neil will receive, among other benefits, cash payments of $1,430,459.30, $380,459.32 of which will be paid in a lump sum cash payment on or before April 8, 2005. The balance of the cash payment will be paid ratably over an 18 month period from September 1, 2005 to February 24, 2007. Mr. O’Neil will also receive health and dental insurance coverage from February 24, 2005 to February 24, 2007 and the rights to retain and exercise vested stock options that are dependent upon the Company’s retention of two key client accounts and Mr. O’Neil’s continued employment with the Company. The Company and Mr. O’Neil also exchanged mutual releases and Mr. O’Neil is subject to non-competition and non-solicitation obligations to the Company until February 24, 2007. The employment agreement can be terminated by either the Company or Mr. O’Neil by giving each other 30 days prior written notice to that effect.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	Separation Agreement, dated as of March 31, 2005, by and among USI Holdings Corporation, USI Services Corporation and Thomas E. O’Neil.

99.2	Employment Agreement, effective as of February 24, 2005, by and among USI Northeast, Inc. and Thomas E. O’Neil.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2005

U.S.I. HOLDINGS CORPORATION

By:	/s/ ERNEST J. NEWBORN, II
Name:	Ernest J. Newborn, II
Title:	Senior Vice President,
General Counsel and Secretary

EXHIBIT NUMBER
99.1	Separation Agreement, dated as of March 31, 2005, by and among USI Holdings Corporation, USI Services Corporation and Thomas E. O’Neil.

99.2	Employment Agreement, effective as of February 24, 2005, by and among USI Northeast, Inc. and Thomas E. O’Neil.